Exhibit 3.1

MFA MORTGAGE INVESTMENTS, INC.

ARTICLES OF AMENDMENT

MFA Mortgage Investments, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article Second of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

MFA Financial, Inc.

SECOND:  The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD:  These Articles of Amendment shall become effective at 12:01 a.m. on January 1, 2009.

FOURTH:  The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary this 29th day of December, 2008.

ATTEST:		MFA MORTGAGE INVESTMENTS, INC.

By:	/s/ Timothy W. Korth	By:	/s/ Stewart Zimmerman
	Timothy W. Korth		Stewart Zimmerman
	Secretary		Chief Executive Officer